SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*




                            Kendle International Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)



                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                   48880L 10 7
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                        (CONTINUED ON FOLLOWING PAGE(S))

                                Page 1 of 4 Pages

CUSIP NO. 48880L 10 7                  13G                    PAGE  2 OF 4 PAGES
--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Christopher C. Bergen

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)
                                                                    (b)  [X]

--------------------------------------------------------------------------------
 3      SEC USE ONLY


--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

       NUMBER OF                 1,060,784
        SHARES          --------------------------------------------------------
     BENEFICIALLY       6      SHARED VOTING POWER
       OWNED BY
         EACH                    0
       REPORTING        --------------------------------------------------------
      PERSON WITH       7      SOLE DISPOSITIVE POWER

                                1,060,784
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,060,784
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages


ITEM 1(a)      Name of IssuerKendle International Inc.

        1(b)   Address of Issuer's Principal Executive Office:

               700 Carew Tower
               441 Vine Street
               Cincinnati, Ohio 45202

        2(a)   Name of Persons Filing:Christopher C. Bergen

        2(b)   Address of Principal Business Office:

               700 Carew Tower
               441 Vine Street
               Cincinnati, Ohio 45202

        2(c)   Citizenship:  U.S.A.

        2(d)   Title of Class of Securities:Common Stock, No Par Value

        2(e)   CUSIP No.:    48880L 10 7

        3.     If this Statement is Filed Pursuant to Rules 13d-1(b) or
               13d-2(b), check whether the Person Filing is a:   N/A

        4.     Ownership:

               (a)    See Item 9 of cover page.
               (b)    See Item 11 of cover page.
               (c)    See Items 5-8 of cover page.

               Beneficial ownership for Mr. Bergen does not include 620,500 shares held in trust by the Kendle Stock Trust, under which his children are beneficiaries. Mr. Bergen has no voting or dispositive power with respect to these shares. Such powers are held by a trust committee composed of Timothy M. Mooney, Kendle Bryan and Mark Brettschneider.

        5.     Ownership of 5% or less of class: N/A

        6.     Ownership of more than 5% on behalf of another person:  N/A

        7. Identification and classification of the subsidiary which acquired the security being reported by the parent holding
               company:     N/A

        8.     Identification and classification of members of the group:   N/A

        9.     Notice of dissolution of group:  N/A

        10.    Certification:       N/A





        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:February 11, 1998                      /s/Christopher C. Bergen
                                            --------------------------------
                                               Christopher C. Bergen